UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 10, 2007

CATALYST SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21488	77-0083129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2975 Stender Way, Santa Clara, California		95054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code   (408) 542-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2007, Catalyst Semiconductor, Inc. (“Catalyst”) entered into Severance Agreements (the “Agreements”) with the following executive officers of Catalyst: David Eichler, its Vice President of Finance and Administration and Chief Financial Officer; and Scott Brown, its Vice President, Marketing for Analog/Mixed-Signall Products.  The Agreements were effective immediately.

Except as otherwise noted below, the Agreements have substantially the same terms.  The following is a summary of the material terms of the Agreements:

•                  In the event of the officer’s involuntary termination (as defined in the Agreements), death or disability prior to or more than 12 months following a change in control (as defined in the Agreements) of Catalyst, the officer and Catalyst will negotiate in good faith a consulting arrangement for a period of 6 months (9 months in the case of Mr. Eichler) pursuant to which the officer will be compensated for such consulting services based upon a full-time monthly rate equal to the officer’s monthly base salary on the date of termination.  If, however, the officer and Catalyst cannot agree upon the terms of the consulting arrangment, the officer will be entitled to a lump-sum severance payment upon the termination equal to 6 months’ base salary (9 months in the case of Mr. Eichler).  Catalyst will also pay for continuing health insurance coverage for the officers for a period of 6 months following the date of termination (9 months in the case of Mr. Eichler).

•                  In the event of the officer’s involuntary termination (as defined in the Agreements), death or disability within 12 months following a change in control (as defined in the Agreements)of Catalyst (a “Change in Control Termination”), the officer and Catalyst will negotiate in good faith a consulting arrangement for a period of 9 months (12 months in the case of Mr. Eichler) pursuant to which the officer will be compensated for such consulting services based upon a full-time monthly rate equal to the officer’s monthly base salary on the date of termination.  If, however, the officer and Catalyst cannot agree upon the terms of the consulting arrangment, the officer will be entitled to a lump-sum severance payment upon the termination equal to 9 months’ base salary (12 months in the case of Mr. Eichler).  Catalyst will also pay for continuing health insurance coverage for the officers for a period of 9 months following the date of termination (12 months in the case of Mr. Eichler).  In addition, all unvested options and shares of restricted common stock held by the officer will immediatly vest upon such termination.

•                  The Agreements provide that the officers may not solicit Catalyst’s employees or customers for a period of 6 months following any termination of employment (9 months in the case of Mr. Eichler), except that this period will be extended to 9 months following a Change in Control Termination (12 months in the case of Mr. Eichler).  In addition, the officers must provide a general release of claims as a condition of the severance payments described above.

•                  Any successor to Catalyst (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Catalyst’s business and/or assets will assume the obligations under the Agreements and agree expressly to perform the obligations under the Agreements in the same manner and to the same extent as Catalyst would be required to perform such obligations in the absence of a succession.

The foregoing description of the Agreements is not complete and is qualified in its entirety by reference to the full text of each agreement.  The Agreements are attached as Exhibits 10.101 and 10.102 hereto and are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)

Exhibit	Description

10.101	Severance Agreement dated as of September 10, 2007 between David Eichler and Catalyst Semiconductor, Inc.

10.102	Severance Agreement dated as of September 10, 2007 between Scott Brown and Catalyst Semiconductor, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 2007

CATALYST SEMICONDUCTOR, INC.

By:	/s/ Gelu Voicu
Gelu Voicu
President and Chief Executive Officer

By:	/s/ David Eichler
David Eichler
Vice President, Finance and Administration and Chief Financial Officer